Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC ANNOUNCES REDEMPTION OF ALL DEPOSITARY SHARES

REPRESENTING INTERESTS IN SERIES L PREFERRED STOCK

PITTSBURGH, March 19, 2013 – The PNC Financial Services Group, Inc. (NYSE: PNC) today announced the redemption on April 19, 2013 of $150,000,000 of Depositary Shares (NYSE: PNC PRL) (CUSIP: 693475881) (the “Depositary Shares”) representing interests in PNC’s 9.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series L (the “Series L Preferred Stock”). Each Depositary Share represents a 1/4,000 interest in a share of the Series L Preferred Stock. All 6,000,000 Depositary Shares currently outstanding will be redeemed.

The Depositary Shares will be redeemed at a redemption price of $25 per Depositary Share plus declared and unpaid dividends of $0.3544406 per Depositary Share, representing the dividend for the period from February 1, 2013 through but excluding April 19, 2013.

The Depositary Shares are held through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Wilmington Trust Company, the Depositary, in accordance with the Deposit Agreement governing the Depositary Shares.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

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